CONSENT OF INDEPENDENT ACCOUNTANTS
CLARCOR INC.
The CLARCOR 401(k) Plan
We consent to the incorporation by reference in Registration Statement No. 333-116466 of the CLARCOR Inc. on Form S-8 of our report dated June 16, 2006, appearing in the Annual Report on Form 11-K of the CLARCOR 401(k) Plan for the year ended December 31, 2005.

Nashville, TN
June 26, 2006